Exhibit 10.2

HYATT HOTELS CORPORATION EXECUTIVE OFFICER SEVERANCE AND CHANGE IN CONTROL PLAN
AND
SUMMARY PLAN DESCRIPTION

Effective May 20, 2026

HYATT HOTELS CORPORATION EXECUTIVE OFFICER SEVERANCE AND CHANGE IN CONTROL PLAN
AND
SUMMARY PLAN DESCRIPTION

This Hyatt Hotels Corporation Executive Officer Severance Plan (the “Plan”) provides severance benefits to Executive Officers of Hyatt Hotels Corporation or its subsidiaries and Affiliates (the “Company”) in the event of involuntary termination of employment prior to, or in connection with, a Change in Control. This Plan replaces and supersedes in its entirety the Hyatt Hotels Corporation Executive Officer Change in Control Plan.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

This document constitutes the official plan document and the required summary plan description under ERISA.

I.    ELIGIBILITY

You will become entitled to benefits under the Plan if you are an Executive Officer and you experience a Qualifying Termination. You will not be eligible for benefits under the Plan if the Plan Administrator determines that you are not an Executive Officer at the time of your termination or your employment with the Company was terminated by reason of: (a) resignation (other than resignation for Good Reason within the Change in Control Period), (b) death, (c) disability, or (d) discharge for Cause.

In addition, you will not be eligible for benefits under the Plan, if (x) you experience a Qualifying Termination other than during the Change in Control Period and (y) the Plan Administrator determines that you have been offered employment by an Affiliated Employer or a Successor Employer (as applicable) at an annual base rate of pay or salary and total compensation opportunity substantially similar to your salary and total compensation opportunity with the Company as in effect immediately prior to your Qualifying Termination, to commence no more than 60 days following your Qualifying Termination, whether or not you actually become an employee of such Affiliated Employer or Successor Employer.

II.    DEFINITIONS

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. “Control” for these purposes shall mean the ability to control, direct or otherwise significantly affect the major policies, activities or actions of any person or entity, and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliated Employer” shall mean any entity licensed by the Company to utilize the Hyatt Hotels & Resorts brand and which is otherwise engaged in the hotel business, not including a franchisee of Hyatt where the owner and operator of the franchised hotel are unaffiliated with the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, “Cause” as defined in your Employment Agreement (if applicable) or, if not so defined, “Cause” shall mean, whether or not such events are discovered or known by the Company at the time of your termination: (a) engaging in illegal or unethical conduct which is or could reasonably be expected to be injurious to the business reputation of the Company; (b) misconduct in the performance of your duties, including, without limitation, your refusal to carry out any proper direction by the Company or your superior officers; neglect of duties; (c) fraud, theft, embezzlement or comparable dishonest conduct; or (d) any act that has or threatens to have a substantial adverse effect on the Company’s reputation, revenue or profitability. The Plan Administrator shall have full and final authority, which shall be exercised in its reasonable discretion, to determine conclusively whether Cause exists pursuant to the above definition.

“Change in Control” shall mean the date any Person or two or more Persons acting in concert (other than (i) any Pritzker Affiliate or (ii) any Pritzker Affiliate along with any other stockholder which, together with its Affiliates, owns more than 5% of the combined voting power or the Voting Stock as of June 30, 2009 (a “Non-Pritzker Affiliate Existing Shareholder”) so long as Pritzker Affiliates continue to own more Voting Stock than such Non-Pritzker Affiliate Existing Shareholder) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Company. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Exchange Act. The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided, that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) shall be made consistent with such regulation.

“Employment Agreement” shall mean a written agreement setting forth the terms and conditions of your employment with the Company or any Affiliated Employer, including an offer letter.

“Executive Officer” shall mean an executive officer of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (as determined from time to time by the Board).

“Good Reason” shall mean “Good Reason” as defined in your Employment Agreement (if applicable) or, if not so defined, “Good Reason” shall mean, without your written consent, (a) any material adverse change in the nature or status of your duties, authority or responsibilities, including lines of reporting responsibility, (b) a material reduction in your base salary (c) a material relocation of your principal place of employment or (d) any other action or inaction of the Company that would constitute a material breach by the Company of the material terms of your employment. Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

“Person” means an individual, a company, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any governmental authority.
“Plan Administrator” shall be the Board or such other individual(s) or committee as the Board may designate in writing from time to time, in the Board’s discretion; provided, that following a Change in Control, the Plan Administrator shall be such individual(s) as the Plan Administrator in effect immediately prior to the Change in Control shall designate (the “Successor Administrator”), or such other individual(s) as the Successor Administrator shall designate in writing from time to time in the Successor Administrator’s discretion; provided, however, that the Successor Administrator may be replaced following a Change in Control if a majority of the individuals who are Executive Officers at the time that such replacement is proposed expressly consent to such replacement in writing. Subject to the foregoing sentence, the Plan Administrator designating a Successor Administrator will use its reasonable best efforts to secure its designated Successor Administrator’s services for twenty-four (24) months following a Change in Control.

“Pritzker Affiliate” means (a) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (b) all trusts for the benefit of any person described in clause (a) and trustees of such trusts; (c) all legal representatives of any person or trust described in clauses (a) or (b); and (d) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (a), (b) or (c). “Control” for these purposes shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity, and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Qualifying Termination” means your termination of employment with the Company and its Affiliates (a) at any time without Cause (other than due to your death or disability) or (b) within the Change in Control Period, due to your resignation for Good Reason (for the avoidance of doubt, a “Qualifying Termination” will not occur in the event of your termination of employment with the Company and its Affiliates by reason of your resignation other than resignation for Good Reason within the Change in Control Period).

“Successor Employer” shall mean (a) any entity that acquires or assumes facilities, operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operation or function has been outsourced); (b) any Affiliate of the Company; or (c) any entity making the employment offer at the request of the Company (such as a joint venture of which the Company or an Affiliate is a member).

“Voting Stock” means each class of securities the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even though the right so to vote has been suspended by the happening of such a contingency.

III.    BENEFITS

(a) Severance Benefits; Non-Change in Control. In the event of a Qualifying Termination other than within the twenty-four (24) month period following a Change in Control (the “Change in Control Period”), subject to your timely execution and delivery to the Company of an effective “Release” (as defined in Section IV below) you (or, in the event of your death after you become entitled to severance benefits hereunder, your estate) will be entitled to receive the following severance benefits:

(i) If you are (x) the Chairman, President & Chief Executive Officer, you will be entitled to receive cash severance in an amount equal to two (2) times the sum of (A) your gross annual base salary at the time of your Qualifying Termination plus (B) your target annual cash bonus for the year of your Qualifying Termination, or (y) an Executive Officer other than the Chairman, President & Chief Executive Officer, you will be entitled to receive cash severance in an amount equal to one (1) times the sum of (A) your gross annual base salary at the time of your Qualifying Termination plus (B) your target annual cash bonus for the year of your Qualifying Termination; provided, that if, a Change in Control occurs within three (3) months following your Qualifying Termination and you are an Executive Officer other than the Chairman, President & Chief Executive Officer, such cash severance amount shall be increased to two (2) times the sum of your gross annual base salary at the time of your Qualifying Termination plus your target annual cash bonus for the year of your Qualifying Termination. Such cash severance will be payable in equal installments, in accordance with the regular payroll practices of the Company (as in effect from time to time), over a period of (I) if you are the Chairman, President & Chief Executive Officer, two (2) years, or (II) if you are an Executive Officer other than the Chairman, President & Chief Executive Officer, one (1) year; provided, that if a Change in Control occurs within three months following your Qualifying Termination, such period shall be extended to two (2) years for Executive Officers other than the Chairman, President & Chief Executive Officer (the applicable period in (I) or (II), the “Severance Period”). Such payments will commence as of the next regularly scheduled payroll date of the Company after the Release has become irrevocable and effective. In the event that any portion of such payments constitutes non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the timing of the delivery of the Release could cause such payments to begin in one or another taxable year, then notwithstanding the foregoing, such payments shall commence on the later of the next regularly scheduled payroll of the Company after the Release has become irrevocable and effective, or the first regularly scheduled payroll of the Company in the taxable year following your termination.

(ii) You will be entitled to receive a cash payment equal to the difference between the premiums charged for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the amount you would have had to pay for similar coverage had your employment with the Company continued for the applicable Severance Period (including any extension thereof, if applicable). Such cash payment will be payable in equal installments, in accordance with the regular payroll practices of the Company (as in effect from time to time), over the applicable Severance Period (including any extension thereof, if applicable), with such cash payments to commence as of the next regularly scheduled payroll date of the Company after the Release has become irrevocable and effective. In the event that any portion of such payments constitutes non-qualified deferred compensation subject to Section 409A of the Code, and the timing of the delivery of the Release could cause such payments to begin in one or another taxable year, then notwithstanding the foregoing, such payments shall commence on the later of the next regularly scheduled payroll of the Company after the Release has become irrevocable and effective, or the first regularly scheduled payroll of the Company in the taxable year following your termination. You do not need to elect COBRA to receive the payments set forth in this subsection (ii).

(b) Severance Benefits; Change in Control. Upon a Qualifying Termination within the Change in Control Period, subject to your timely execution and delivery to the Company of an effective Release, you (or, in the event of your death after you become entitled to receive severance benefits hereunder, your estate) will be entitled to receive the following severance benefits:

(i) You will be entitled to receive cash severance in an amount equal to two (2) times the sum of (x) your gross annual base salary at the time of your Qualifying Termination or, if greater, on the date of the Change in Control, plus (y) your target annual cash bonus for the year of your Qualifying Termination. Such cash severance will be payable in equal installments, in accordance with the regular payroll practices of the Company (as in effect from time to time), over a period of two years; provided, that if the Change in Control constitutes a change in control for purposes of Treasury Regulation Section 1.409A-3(i)(5), such cash severance will be paid in a lump sum. Such payments will commence (or payment will be made in a lump-sum, if applicable) as of the next regularly scheduled payroll date of the Company after the Release has become irrevocable and effective. In the event that any portion of such payments constitutes non-qualified deferred compensation subject to Section 409A of the Code, and the timing of the delivery of the Release could cause such payments to begin in one or another taxable year, then notwithstanding the foregoing, such payments shall commence (or be made, in the case of a lump sum) on the later of the next regularly scheduled payroll of the Company after the Release has become irrevocable and effective, or the first regularly scheduled payroll of the Company in the taxable year following your termination.

(ii) You will be entitled to receive a cash amount equal to your target annual cash bonus for the year of your Qualifying Termination, prorated based on the number of days elapsed in the year of your Qualifying Termination over the total number of days in the year of your Qualifying Termination, payable in equal installments, in accordance with the regular payroll practices of the Company (as in effect from time to time), over a period of two (2) years; provided, that if the Change in Control constitutes a change in control for purposes of Treasury Regulation Section 1.409A-3(i)(5), such target annual cash bonus will be paid in a lump sum. Such payments will commence (or payment will be made in a lump-sum, if applicable) as of the next regularly scheduled payroll date of the Company after the Release has become irrevocable and effective. In the event that any portion of such payments constitutes non-qualified deferred compensation subject to Section 409A of the Code, and the timing of the delivery of the Release could cause such payments to begin in one or another taxable year, then notwithstanding the foregoing, such payments shall commence (or be made, in the case of a lump sum) on the later of the next regularly scheduled payroll of the Company after the Release has become irrevocable and effective, or the first regularly scheduled payroll of the Company in the taxable year following your termination.

(iii) You will be entitled to receive a cash payment equal to the difference between the premiums charged for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the amount you would have had to pay for similar coverage had your employment with the Company continued for a period of two (2) years. Such cash payment will be payable in equal installments, in accordance with the regular payroll practices of the Company (as in effect from time to time), over a period of two years; provided, that if the Change in Control constitutes a change in control for purposes of Treasury Regulation Section 1.409A-3(i)(5), such cash payment will be paid in a lump sum (with the applicable premium rates calculated as of the Change in Control date). Such payments will commence (or payment will be made in a lump-sum, if applicable) as of the next regularly scheduled payroll date of the Company after the Release has become irrevocable and effective. In the event that any portion of such payments constitutes non-qualified deferred compensation subject to Section 409A of the Code, and the timing of the delivery of the Release could cause such payments to begin in one or another taxable year, then notwithstanding the foregoing, such payments shall commence (or be made, in the case of a lump sum) on the later of the next regularly scheduled payroll of the Company after the Release has become irrevocable and effective, or the first regularly scheduled payroll of the Company in the taxable year following your termination . You do not need to elect COBRA to receive the payments set forth in this subsection (iii).

IV.    Release of Claims

Your receipt of the payments and benefits described in Section III is subject to, and contingent upon, your execution and delivery to the Company, following your termination, of a confidential separation agreement and general release substantially in the form attached as Exhibit A, as may be modified from time to time by the Company to reflect any changes in applicable law (the “Release”) of any and all claims relating to your employment with the Company and the termination of your employment with the Company, which release must be executed by you, returned to the Company, and the period within which you may revoke the release expired, no later than 60 days following the date of your termination of employment.

V.    Integration With Other Payments

The payments and benefits provided under the Plan are not intended to duplicate any other benefits such as workers’ compensation or unemployment benefits, wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, your Employment Agreement (if any), or applicable laws, such as the WARN Act or similar state law. Should such other amounts be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its reasonable discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so; provided that no such offset would cause a violation of Section 409A of the Code.

VI.    Reemployment

If you are reemployed by the Company or an Affiliated Employer while benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by the Plan Administrator, in its reasonable discretion.

VII.    Taxes and Other Withholdings and Offsets.

The payments and benefits provided under the Plan will be taxable to you, and will be subject to all required income, employment and other legally required withholdings. In addition, the Company may offset the payments and benefits provided under the Plan by any amounts that you may owe the Company at the time the payments and benefits provided under the Plan are payable, including any premiums payable for health or other welfare benefits for the month in which your employment is terminated; provided that the Company may not offset any payments and/or benefits provided under the Plan if such offset would cause a violation of Section 409A of the Code.

VIII.    Effect of Sections 280G and 4999 of the Code.

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to you or for your benefit, whether paid, payable, distributed, distributable or provided pursuant to this Plan or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code (a “Payment”), then the Payments shall be reduced (but not below zero) but only to the extent that such reduction in the Payments would result in you retaining a larger amount, on an after-tax basis (including all federal, state, local and other income taxes and the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax (the “Excise Tax”)), than if you received the entire amount of such Payments.

The Company shall reduce or eliminate the Payments in the following order: (i) the portion of the Payments that is attributable to any accelerated vesting of equity-based or equity-linked awards, (ii) cash payments that do not constitute deferred compensation (within the meaning of Section 409A of the Code), (iii) welfare or in-kind benefits and (iv) cash payments that do constitute deferred compensation, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the Determination (as defined below). The determination of whether the Payments shall be reduced as provided in this Section VIII, and the amount of such reduction shall be made at the Company’s expense by the Company’s accounting, consulting or tax firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and to you within 30 business days after the later of the date of your termination of employment or the date of the Change in Control. If the Accounting Firm determines that no Excise Tax is payable by you with respect to the Payments, such Determination shall be binding, final and conclusive upon you.

IX.    OTHER IMPORTANT INFORMATION

(a) Plan Administration. As the Plan Administrator, the Board has full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable per participant, and to any terms of this document. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Board may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(b) Source of Benefits. The Plan is unfunded, and all payments and benefits hereunder will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

(c) Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan, you may submit a signed, written application to the Plan Administrator. You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator, receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Plan Administrator, expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under Section 502(a) of ERISA following denial of your claim on review.

You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review. This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. A final, written determination of your eligibility for benefits shall be made within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim, in which case you will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which you should expect notification of approval or denial of your claim. This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring an action under Section
502(a) of ERISA.

If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf. If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a lawsuit under Section 502(a) of ERISA.

(d) Plan Amendment or Termination. The Board reserves the right to terminate or amend the Plan at any time, in whole or in part, and in any manner, and for any reason. Any termination or amendment of the Plan will be effective only after 60 days advance written notice to participants if such amendment or termination would result in a reduction of benefits that participants would have otherwise been able to receive under the pre-amended Plan. Notwithstanding anything in this Section VIII(d) to the contrary, except for any amendment pursuant to Section VIII(f) hereof, no Plan amendment or termination will be effective in the three (3) months prior to, or the twenty-four (24) months following, a Change in Control.

(e) At-Will Employment. No provision of the Plan is intended to provide you with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without cause.

(f) Section 409A of the Code. This Plan is intended to provide severance benefits under ERISA. Notwithstanding anything to the contrary contained in this Plan, to the maximum extent permitted by applicable law, the payments and benefits payable under this Plan shall be paid in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). For this purpose each installment payment shall be considered a separate and distinct installment payment. However, to the extent any such payments constitute non-qualified deferred compensation subject to Section 409A of the Code, then no payments or benefits shall be payable pursuant to this Plan unless your termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). In addition, to the extent required to comply with Section 409A of the Code, payments or benefits payable pursuant to this Plan that constitute non-qualified deferred compensation subject to Section 409A of the Code shall not be payable to any “specified employee” within the meaning of Section 409A of the Code until the date six months and one day following such specified employee’s separation from service, without interest thereon. In the event this Plan or any benefit paid under this Plan to a participant is deemed to be subject to Section 409A of the Code, you consent to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to a participant hereunder (excluding for this purpose any decrease in the present value of the benefits). All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g) Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.

(h) Legal Fees. The Company shall reimburse you for reasonable legal fees and expenses you incur in connection with a claim for payments and/or benefits under the Plan, but only if and to the extent that you are ultimately determined to be entitled to such payments and/or benefits, either by the Plan Administrator under the claims procedure described above, or by a court of competent jurisdiction upon adjudication of any lawsuit under Section 502(a) of ERISA.

(i) Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(j) Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

(k) Defined Terms. Defined terms contained herein are intended for use in this Plan only and should not be utilized or relied upon for any other purpose.

IX.    STATEMENT OF ERISA RIGHTS

As a participant in the Plan you are entitled to certain rights and protections under
ERISA. ERISA provides that all plan participants shall be entitled to:

(a) Receive Information About Your Plan and Benefits.

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Plan Administrator may make a reasonable charge for the copies.

(b) Prudent Actions by Plan Fiduciaries.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(c) Enforce Your Rights.

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents and do not receive it within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Hyatt Hotels Corporation Executive Officer Severance Plan
Sponsor:	Hyatt Hotels Corporation
Employer Identification Number:	20-1480589
Plan Number:
Plan Year:	Calendar year
Plan Administrator:	Board of Directors c/o Hyatt Hotels Corporation 150 N. Riverside Plaza Chicago, Illinois 60606
Agent for Service of Legal Process:	Plan Administrator, at the above address
Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits
Plan Costs:	The cost of the Plan is paid by the Company
Type of Administration:	Self-administration by the Plan Administrator